Exhibit 10.13
BANK ONE CORPORATION
SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN
As Amended and Restated Effective December 31, 2008

BANK ONE CORPORATION
SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN
Amended and Restated Effective December 31, 2008
          1. Purpose. The purpose of the BANK ONE CORPORATION Supplemental Savings and Investment Plan (“Supplemental Plan”) was to provide supplemental benefits to certain employees described in Section 3 below of BANK ONE CORPORATION, a Delaware corporation and any successors thereto (the “Corporation”) and of its subsidiaries and related entities (each an “Employer”; collectively, the “Employers”) who were participants in the BANK ONE CORPORATION Savings and Investment Plan (“SIP”) and whose ability to make contributions to the SIP was limited by operation of Section 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”) (which Code Sections, as used in this Supplemental Plan, shall include any comparable section or sections of any future legislation that amend, supplement or supersede those sections). This Supplemental Plan was an amendment and restatement of the First Chicago NBD Corporation Supplemental Savings and Investment Plan (“FCN Supplemental Plan”) and the BANK ONE CORPORATION 401(k) Restoration Plan (the “BOC Supplemental Plan”), and was intended to be the Corporation’s sole vehicle, effective January 1, 2000, for providing benefits that would otherwise be provided under the SIP but for the aforementioned limitations of the Code. The rights and benefits of any participant whose employment terminated prior to January 1, 2000 will be governed by the terms of the FCN Supplemental Plan or the BOC Supplemental Plan, as applicable, as in effect on the date of the participant’s termination of employment.
     Effective as of July 1, 2004, the Corporation merged into JPMorgan Chase & Co., and all references herein to the Corporation shall mean, effective as of July 1, 2004, JPMorgan Chase & Co. and all references to SIP shall mean, effective as of December 31, 2004, JPMorgan Chase 401(k) Savings Plan. Allocations or credits to the accounts of the participants (other than investment experience) under this Supplemental Plan ceased as of December 31, 2004. The Supplemental Plan has separately accounted for any portion of a participant’s account (and investment experience thereon) that was not vested as of December 31, 2004 and has distributed those amounts subject to Section 409A of the Code as set forth herein in conformity with Section 409A of the Code. As specified herein, if a Participant was partially or fully vested in his/her account balance as of December 31, 2004, the vested portion of such balance has been grandfathered and shall be distributed in accordance with those sections herein not related Section 409A.
     Pursuant to final and proposed Treasury Regulations and Internal Revenue Service Notice 2005-1 promulgated under Section 409A of the Code, the Supplemental Plan has been interpreted and operated in good faith compliance with Section 409A through December 31, 2008. Effective December 31, 2008, this Supplemental Plan has been amended to reflect changes in tax laws as mandated by Section 409A of the Code. The Supplemental Plan prior to its amendment and restatement and employee communications through December 31, 2008 shall constitute the plan for the interim period of good faith compliance. All sections of the Supplemental Plan that apply to non-vested balances as of December 31, 2004 shall be interpreted in such a manner as to comply with Section 409A.

          2. Definitions.
(a) Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the SIP is similarly used or defined in the Supplemental Plan. The masculine pronoun whenever used herein is deemed to include the feminine and the singular shall be deemed to include the plural whenever the context requires.
(b) “Administrator’ means the Administrator of the JPMorgan Chase 2005 Deferred Compensation Plan.
(c) “Affiliate” has the meaning set forth in the JPMorgan Chase 2005 Deferred Compensation Plan.
(d) “Separation from Service” has the meaning set forth in the JPMorgan Chase 2005 Deferred Compensation Plan with respect to any allocations or credits to an account (including investment experience thereon) of a participant that was not vested as of December 31, 2004.
(e) “Specified Employee” has the meaning set forth in the JPMorgan Chase 2005 Deferred Compensation Plan.
(f) Effective as of July 1, 2004, “Committee” means the Administrator of the JPMorgan Chase 2005 Deferred Compensation Plan.
          3. Eligibility. Effective as of December 31, 2004, no individual who was not otherwise participating in the Supplemental Plan on such date shall become a participant in this Supplemental Plan. A participant in the FCN Supplemental Plan or the BOC Supplemental Plan on December 31, 1999, who remains employed by an Employer on January 1, 2000, shall become a participant hereunder, and his account under either such plan shall be transferred to and become subject to the terms of the Supplemental Plan. Each other individual who, on or after January 1, 2000, is a participant in the SIP shall be eligible to participate in the Supplemental Plan if: (i) he is a highly compensated employee (as defined under Code Section 414(q); and (ii) his contributions to the SIP are limited because of the application of Section 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code.
          4. Participation. Effective as of December 31, 2004, no individual who was not otherwise participating in the Supplemental Plan on such date shall be become a participant in this Supplemental Plan. An individual eligible to participate pursuant to Section 3 above shall participate in the Supplemental Plan automatically pursuant to his election under the SIP and shall participate in the same manner with the same rights and under the same terms and conditions as his participation under the SIP, except as may otherwise be prescribed herein. The Committee or its designee shall notify each participant of his automatic participation.

          5. Supplemental Benefit. As of December 31, 2004, no further allocations or credits (other than investment experience) have been made to the accounts of the participants. As of that date, the account of a participant was separated into a vested portion and non-vested portion and have been subject to separate recordkeeping. Prior to December 31, 2004, an allocation was made to the Supplemental Plan account of a participant whenever the amount of Before-Tax Contributions and/or Matching Contributions that would have otherwise been made under the SIP on his behalf was limited by operation of Section 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code. Such allocation shall equal the amount of Before-Tax Contributions and/or Matching Contributions that are so limited.
          6. Account Adjustments. A participant in the Supplemental Plan may make an election to have his account treated as though it were invested in one of the available investment funds, which shall be designated by the Plan Administrator from time to time. In the absence of such an election, a participant’s account shall be treated in accordance with a default election established by the Plan Administrator for such cases. The frequency, timing and form of investment reallocation directions and restrictions thereon shall be determined by the Plan Administrator.
          7. Distribution of Account Balances — Normal Form. Except as provided in Sections 8, 9, 10 or 11 below, a participant’s account hereunder shall be distributed in cash in one lump sum payment in the calendar year immediately following the close of the calendar year in which occurs the participant’s retirement date or effective date of termination of employment, provided that with respect to any portion of a participant’s account that was not vested as of December 31, 2004, such portion , including investment experience thereon, shall be distributed in a lump sum in January of the calendar year following a Separation from Service and except as may be otherwise specifically provided, Sections 8, 9 or 10 has no application to such portion of a participant’s account.
          8. Optional Forms of Payment. The optional form of payment under this Section has no application to the portion of any participant’s account, including investment experience that was not vested as of December 31, 2004. That amount shall be subject to payment under Section 7. For any remaining portion of the account, instead of a lump sum payment under Section 7 above, a participant may, by making a written election prior to the date his employment terminates in accordance with rules established by the Committee, elect to have his account under the Plan paid in the form of annual or more frequent installments over a period not less than three nor more than fifteen years, commencing as soon as practicable after the close of the calendar year in which the participant’s retirement date or effective date of termination of employment occurs. The Committee or its designee shall have complete discretion to establish, change or eliminate forms of distribution and rules pertaining to the election and timing of such distributions.
          9. Survivor’s Benefits. In the case of a participant’s death before distribution of his entire account balance under the Supplemental Plan, any remaining account balance will be distributed to the participant’s Designated Beneficiary in a lump sum as soon as practicable following the participant’s death, provided that any portion of a deceased participant’s account not vested as of December 31, 2004 (including investment experience) will be distributed by the later of (i) the calendar year in which death occurs or (ii) the 15th day of the third month following the date of death. If the participant has no Designated Beneficiary, benefits under the Supplemental Plan shall be distributed to the surviving spouse of the participant and, if not, married, the estate of the participant.

          10. Disability Distribution. A participant who is disabled, within the meaning of Code Section 401(k)(2)(B), may elect an immediate distribution of his account balance under the Supplemental Plan; provided that the portion of a participant’s account not vested as of December 31, 2004 (including investment experience) will be distributed in accordance with Section 7.
          11. Specified Employee. With respect to any participant who is a Specified Employee as of the date of his/her Separation from Service, the distribution of the portion of such participant’s account that was not vested as of December 31, 2004 (including investment experience) will be distributed in a lump sum as of the date specified in Section 7 but not earlier than the first of the month immediately following six full months from the date of such individual’s Separation from Service.
          12. No Right to Withdrawal or Receive Loans During Employment. Except as provided in Sections 10 and 11 above, a participant hereunder shall have no right to receive any form of distribution, including withdrawals or loans, from the Supplemental Plan prior to his/her termination of employment with an Employer or in case of any portion of the account that was not vested as of December 31, 2004 (including investment experience) prior to a Separation from Service.
          13. Prohibition of Alienation. Except as to debts owing to the Corporation or any of its subsidiaries, benefits under the Supplemental Plan may not be anticipated, alienated, assigned or encumbered and any attempt to do so shall be void, provided that the exception as to debts owed to the Corporation and its subsidiaries shall have no application to any portion of the account that was not vested on December 31, 2004 (including investment experience).
          14. Administration. The Supplemental Plan shall be administered by the Committee in its sole and absolute discretion, and its decision on any matter involving the administration and interpretation of the Supplemental Plan (including, without limitation, all questions of eligibility to participate in the Supplemental Plan, the right of any individual to receive Supplemental Plan benefits and the amount and/or form of such benefits) shall be final and binding on all parties; provided, however, that a Committee member may not take any action with respect to any benefits payable to him under the Supplemental Plan unless he could take such action even if he were not a Committee member. The Committee may delegate its duties under the Supplemental Plan to the extent it deems necessary and appropriate.
          15. Amendment and Termination. The Corporation, by action of the Administrator, may amend or terminate the Supplemental Plan in whole or in part at any time, retroactively or prospectively; provided, however, that, except as may otherwise be required by law, no such amendment to or termination of the Supplemental Plan shall reduce the amount of the benefit to which a participant (or his Designated Beneficiary) is entitled under the Supplemental Plan as of the date of such amendment or termination.

          16. Financing of Supplemental Plan Benefits. Any benefits payable to a participant under the Supplemental Plan shall be financed from the general assets of his Employer, and no participant, or group of participants, shall acquire any claim upon any specific asset of an Employer solely by reason of his being a participant in the Supplemental Plan. Notwithstanding the foregoing, the provisions of this section shall not prohibit the Corporation from transferring assets to a grantor trust for the purpose of providing the benefits described hereunder, which grantor trust shall remain subject to the claims of the Corporation’s creditors.
          17. Expenses. All expenses of administering the Supplemental Plan shall be borne by the Corporation.
          18. Benefits Intended for Select Group of Management or Highly Compensated Employees. This Supplemental Plan was intended to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and shall be interpreted and administered accordingly.
          19. Controlling Laws. To the extent not superseded by Federal law, the internal laws of the state of New York (and not its laws of conflicts) shall be controlling in all matters relating to the Supplemental Plan.
          20. Severability. The Supplemental Plan is intended to comply in all aspects with applicable law and regulation. If any provision of the Supplemental Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be deemed null and void; provided however, that, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Supplemental Plan to comply with all applicable laws.
          21. Records. All records held by the Corporation’s Human Resources Department with respect to an employee shall be binding upon everyone for purposes of the Supplemental Plan.
          22. Litigation by Participants or Other Persons. To the extent permitted by law, if a legal action begun against the Corporation, its employees, its Board of Directors or any member thereof, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a grant payable to a participant or beneficiary under the Supplemental Plan, the cost to the Corporation or employee, Board or director thereof, of defending the action will be charged to the extent possible to the sums, if any, that were involved in the action or were payable to, or on account of, the participant or beneficiary concerned.

          23. Indemnification. Any person who is or was a director, officer, or employee of the Corporation and each member of the Board of Directors shall be indemnified and saved harmless by the Corporation from and against any and all liability or claims of liability to which such person may be subjected by reason of any act done or omitted to be done in good faith with respect to the administration of the Supplemental Plan, including all expenses reasonably incurred in the event that the Corporation fails to provide a defense.
          24. Rights to Employment. Participation in the Supplemental Plan shall not confer upon any participant any right with respect to continued employment by the Corporation.
          25. Other Plans. Nothing contained herein shall prevent the Corporation from establishing or maintaining other plans in which participants in the Supplemental Plan may also participate.

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